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                               FIRST FEDERAL BANK
                              EMPLOYMENT AGREEMENT


         This AGREEMENT is made this 17th day of September, 2003, effective as of September 13, 2003, by and among First Federal Bank (the "Bank"), a federally chartered financial institution, with its principal administrative office at 12 Broad Street, Hazleton, PA 18201 and JERRY HOLBROOK ("Executive").

         WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and

         WHEREAS, Executive is willing to serve in the employ of the Bank for said period.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

         During the period of his employment hereunder, Executive agrees to serve as Chief Financial Officer of the Bank. Executive shall render administrative and management services to the Bank such as are customarily performed by persons situated in a similar executive capacity. These duties shall include, but not be limited to,

     o    planning, directing and controlling the bank's ALCO activities
     o    managing the bank's investment portfolio
     o working with staff and committees to establish asset and liability strategies
     o    overseeing the bank's accounting and finance functions
     o overseeing the bank's internal and external (including regulatory) reporting
     o rendering necessary administrative and management services to Northeast Pennsylvania Financial Corp. ("Holding Company")

2. TERMS AND DUTIES.

         (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twelve (12) full calendar months thereafter. The Chief Executive Officer (CEO) of the Bank will review the Agreement and Executive's performance annually for purposes of determining whether to extend the Agreement. The CEO shall make a recommendation to the Board as to whether the Agreement is to be extended. The CEO will give notice to the Executive no later than thirty (30) days prior to the anniversary date of the Agreement if the Agreement will not be extended. If such notice is not given, the Agreement is automatically extended for an additional twelve (12) full calendar months thereafter.

         (b) During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank and participation in community and civic organizations; provided, however, that, with the approval of the CEO, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the CEO's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement.


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         (c) Notwithstanding anything herein to the contrary, Executive's employment with the Bank may be terminated by the Bank or the Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.

3. COMPENSATION AND REIMBURSEMENT.

         (a) The Bank shall pay Executive as compensation a salary of $185,000 per year ("Base Salary"). In addition to the Base Salary provided in this
Section 3(a), the Bank shall also provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank. If Executive's Base Salary is increased by the Bank, such Increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. Base Salary shall also be deemed to include payments of incentive compensation made to Executive pursuant to any incentive compensation plan in effect during any term of Executive's employment.

         (b) Executive shall be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, profit-sharing plans, or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement. The Executive shall be entitled to five (5) weeks of vacation per year. Vacation not taken during the period of Executive's employment, and any extension, may be carried over to the following employment year, but not in excess of two (2) weeks, which period of carryover shall not be cumulative.

         (c) In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by paragraph (b) of this
Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive's obligations under this Agreement and may provide such additional compensation in such form and such amounts as the CEO may from time to time determine.

         (d) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the other compensation provided for by paragraph (b) of this
Section 3, and the reasonable travel and other expenses provided for by paragraph (c) of this Section 3, Bank shall pay Executive a one time payment of Fifteen Thousand and no/100 ($15,000.00) Dollars as a Housing Allowance to be applied by Executive as he in his sole discretion may determine.


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4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

         (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank of Executive's full-time employment hereunder for any reason other than a termination governed by Section 5(a) hereof, or (ii) a liquidation or dissolution of the Bank, or (iii) breach of this Agreement by the Bank. Upon the occurrence of any event described in (i), (ii), or (iii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within one full month after the event giving rise to said right to elect.

         (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be an amount equal to the sum of:
(i) Six (6) months salary if the Event of Termination occurs during the first year of the agreement, (ii) One year's salary if the Event of termination occurs during the first renewal of the Agreement, (iii) Two (2) years salary if the event of Termination occurs during any subsequent renewal of the Agreement. In the event the Bank is not in compliance with its minimum capital requirements or if such payments pursuant to this subsection (b) would cause the Bank's capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance. At the election of the Executive, which election is to be made prior to an Event of Termination, such payments shall be made in a lump sum as of the Executive's Date of Termination. In the event that no election is made, payment to Executive will be made on a monthly basis in approximately equal installments during the remaining term of the Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

         (c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination at no premium cost to the Executive, except to the extent such coverage may be changed in its application to all Bank employees. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

5. CHANGE IN CONTROL.

         (a) For purposes of this Agreement, a "Change in Control" of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or Holding Company within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act or the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the
OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank representing 25% or more of the Bank's outstanding voting



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securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory approvals not including the lapse of any statutory waiting periods.

         (b) If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), and (d) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement due to: (1) Executive's dismissal or (2) Executive's voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, material reduction in annual compensation or benefits or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control, unless such termination is because of his death or termination for Cause.

         (c) Upon Executive's entitlement to benefits pursuant to Section 5(b), the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the greater of: (1) the payments due for the remaining term of the Agreement; or
2) three (3) times Executive's annual base salary on the date of dismissal or resignation. In the event the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance. At the election of the Executive, which election is to be made prior to a Change in Control, such payment shall be made in a lump sum as of the Executive's Date of Termination. In the event that no election is made, payment to the Executive will be made in approximately equal installments on a monthly basis over a period of twelve (12) months following the Executive's termination.

6. CHANGE OF CONTROL RELATED PROVISIONS

         Notwithstanding the provisions of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to the maximum amount allowable as a deduction by the Company as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by Section 5 shall be determined by Executive.



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7. TERMINATION FOR CAUSE.

         The term "Termination for Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable, nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank vest. At the Date of Termination for Cause, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

8. NOTICE.

         (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty days from the date such Notice of Termination is given.).

         (c) If, within five (5) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, in the event the Executive is terminated for reasons other than Termination for Cause the Bank will continue to pay Executive his Base Salary in effect when the notice giving rise to the dispute was given until the earlier of: 1) the resolution of the dispute in accordance with this Agreement or 2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

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9. POST-TERMINATION OBLIGATIONS.

         All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Bank. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10. NON-COMPETITION AND NON-DISCLOSURE.

         (a) Upon any termination of Executive's employment hereunder pursuant to Section 4 or Section 5 hereof, Executive agrees not to compete with the Bank for a period of six (6) months if termination occurs during the first (1st) year of the agreement, and for a period of one (1) year following any such termination after the first (1st) renewal of the agreement, in any city, town or county in which the Executive's normal business office is located and the Bank has an office or has filed an application for regulatory approval to establish an office and any county adjacent to such city, town or county, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

         (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to the OTS and the Federal Deposit Insurance Corporation ("FDIC") pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.


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11. SOURCE OF PAYMENTS.

         (a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

12. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

         This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13. NO ATTACHMENT.

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors, heirs, and assigns.

14. MODIFICATION AND WAIVER.

         (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15. REQUIRED PROVISIONS.

         (a) The Bank may terminate Executive's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.

         (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1); the Bank 's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

         (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

         (d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

         (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

         (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. ss.1828(k) and 12 C.F.R. ss.545.121 and any rules and regulations promulgated thereunder.

16. REINSTATEMENT OF BENEFITS UNDER SECTION 15(b).

         In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice described in
Section 15(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Bank's receipt of a dismissal of charges in the Notice.


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17. SEVERABILITY.

         If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18. HEADINGS FOR REFERENCE ONLY.

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         Wherever any words are used herein in the masculine, feminine or neutor gender, they shall be construed as though they were also used in another gender in all cases where they would so apply.

19. GOVERNING LAW.

         The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Pennsylvania, but only to the extent not superseded by federal law.

20. ARBITRATION.

         Notwithstanding any right to enforcement under Section 10(a), any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement, other than in the case of a Termination for Cause.

         In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21. PAYMENT OF COSTS AND LEGAL FEES.

         All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.


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22. INDEMNIFICATION.

         (a) Subject to the provisions of Section 15 hereof, the Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Pennsylvania law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of him having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

23. SUCCESSOR TO THE BANK.

         The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

                                   SIGNATURES

         IN WITNESS WHEREOF, First Federal Bank has caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the 17th day of September, 2003.


ATTEST:                                FIRST FEDERAL BANK




/s/ Megan Kennedy                      By:   /s/ Thomas L. Kennedy
-------------------------------              -----------------------------------
Megan Kennedy                                Thomas L. Kennedy
                                             Chairman
                                             For the Entire Board of Directors

         [SEAL]


WITNESS:


/s/ Thomas M. Petro                          /s/ Jerry Holbrook
-------------------------------              -----------------------------------
                                             Jerry Holbrook
                                             Executive